Exhibit 99.1

Contacts:

Richard D. Katz, M.D.

EVP, Finance and Corporate Development;

Chief Financial Officer

Icagen, Inc.

(919) 941-5206

rkatz@icagen.com

Icagen Announces Effectiveness of Reverse Split

RESEARCH TRIANGLE PARK, N.C., September 21, 2010 — Icagen, Inc. (NASDAQ: ICGN) today announced that its previously announced one-for-eight reverse stock split became effective as of 5:00 p.m. Eastern Time on September 21, 2010. The reverse split will be effective for trading purposes at the opening of the market on September 22, 2010. Due to the reverse split, Icagen’s common stock will now trade under a new CUSIP number, 45104P 500. In addition, the common stock will temporarily trade under the symbol ICGND for 20 business days, after which time the symbol will revert to ICGN.

As a result of the reverse split, each outstanding share of Icagen common stock was automatically changed into one-eighth of a share of common stock. Also, as previously announced, the number of authorized shares of Icagen common stock was fixed on a post-split basis at 18,750,000 in connection with the reverse split.

No fractional shares will be issued as a result of the reverse split. Holders of common stock who would otherwise receive a fractional share of common stock pursuant to the reverse split will receive cash in lieu of the fractional share.

American Stock Transfer & Trust Company, LLC is the exchange agent for the reverse split and will distribute a letter of transmittal to record holders with instructions for the surrender and exchange of old stock certificates and for receiving cash in lieu of fractional shares, if applicable. Stockholders who hold their shares in “street name” will be contacted by their banks or brokers with any instructions.

About Icagen

Icagen, Inc. is a biopharmaceutical company based in Research Triangle Park, North Carolina, focused on the discovery, development and commercialization of novel orally-administered small molecule drugs that modulate ion channel targets. Utilizing its proprietary know-how and integrated scientific and drug development capabilities, Icagen has identified multiple drug candidates that modulate ion channels. The Company is conducting research and development activities in a number of disease areas, including epilepsy, pain and inflammation. The Company has a clinical stage program in epilepsy and pain. To learn more about Icagen, please visit our website at www.icagen.com.

Forward Looking Statements

This press release may contain forward-looking statements that involve a number of risks and uncertainties. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “intends,” and similar expressions are intended to identify forward-looking statements. Important factors that could cause actual results to differ materially from the expectations described in these forward-looking statements are set forth under the caption “Risk Factors” in Icagen’s most recent Quarterly Report on Form 10-Q, filed with the SEC on August 12, 2010. We disclaim any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

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